Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Northwest Pipeline LLC for the registration of $250,000,000, 4.000% Senior Notes due 2027 and to the incorporation by reference therein of our report dated February 22, 2018, with respect to the financial statements of Northwest Pipeline LLC included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Houston, Texas

/s/ Ernst & Young LLP

November 5, 2018